Filed Pursuant to Rule 433

Registration No. 333-229738

September 24, 2019

PRICING TERM SHEET

$500,000,000 3.250% Notes due 2029

$500,000,000 4.200% Notes due 2049

The information in this pricing term sheet supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent inconsistent with the information in the preliminary prospectus supplement. This term sheet is qualified in its entirety by reference to the preliminary prospectus supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Noble Energy, Inc.

Format:	SEC Registered

Trade Date:	September 24, 2019

Settlement Date:	October 1, 2019 (T+5)

It is expected that delivery of the notes will be made against payment therefor on or about October 1, 2019, which is the fifth business day following the Trade Date (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Baa3 (stable outlook) S&P: BBB (stable outlook) Fitch: BBB- (positive outlook)

3.250% Notes due 2029

Principal Amount:	$500,000,000

Maturity Date:	October 15, 2029

Coupon:	3.250%

Price to Public:	99.982% of principal amount

Yield to Maturity:	3.252%

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Benchmark Treasury:	UST 1.625% due August 15, 2029

Benchmark Treasury Price/Yield:	99-24 / 1.652%

Spread to Benchmark Treasury:	T+160 basis points

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2020

Optional Redemption:	At any time prior to July 15, 2029, make whole call is as set forth in the preliminary prospectus supplement (treasury rate plus +25 basis points), plus accrued interest to the redemption date. At any time on or after July 15, 2029, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	655044 AQ8 / US655044AQ82

4.200% Notes due 2049

Principal Amount:	$500,000,000

Maturity Date:	October 15, 2049

Coupon:	4.200%

Price to Public:	99.930% of principal amount

Yield to Maturity:	4.204%

Benchmark Treasury:	UST 2.875% due May 15, 2049

Benchmark Treasury Price/Yield:	116-30 / 2.104%

Spread to Benchmark Treasury:	T+210 basis points

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2020

Optional Redemption:	At any time prior to April 15, 2049, make whole call is as set forth in the preliminary prospectus supplement (treasury rate plus +35 basis points), plus accrued interest to the redemption date. At any time on or after April 15, 2049, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	655044 AR6 / US655044AR65

***

Joint Book-Running Managers:

BofA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

BMO Capital Markets Corp.

Citigroup Global Markets Inc.

DNB Markets, Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Senior Co-Managers:	BBVA Securities Inc. SMBC Nikko Securities America, Inc.

Co-Managers:

ABN AMRO Securities (USA) LLC

Academy Securities, Inc.

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

ING Financial Markets LLC

Loop Capital Markets LLC

Morgan Stanley & Co. LLC

Natixis Securities Americas LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Mizuho Securities USA LLC toll free at 1-866-271-7403 or MUFG Securities Americas Inc. toll free at 1-877-649-6848.

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